Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated August 18, 2010 on the financial highlights of DF Dent Premier Growth Fund, a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 27, 2010